Exhibit 10.5

LETTER OF APPOINTMENT FOR A NON-EXECUTIVE DIRECTOR

M. Germano Giuliani

Villa Hermosa

9, Boulevard de Suisse

Monaco, MC98000

June 9, 2020

Dear Mr. Giuliani:

Letter of appointment

The board of directors (the “Board”) of Royalty Pharma plc (the “Company”) is pleased to confirm your appointment to the Board as a non-executive director.

This letter sets out the main terms of your appointment. If you have any questions about or are concerned with any of the terms, or need any more information, please let me know.

By accepting this appointment, you agree that this letter is a contract for services as a director and is not a contract of employment and you confirm that you are not subject to any restrictions which prevent you from holding office as a director.

1.	Appointment and Termination

1.1

Subject to the remaining provisions of this letter, your appointment under this letter shall be effective from the completion of the Company’s initial public offering (the “IPO”) until the earliest of (a) termination by you giving the Company prior written notice; (b) your removal as a director pursuant to the terms of the Company’s articles of association, as amended from time to time (the “Articles”); and (c) subject to paragraph 1.6 below, your retirement at the next annual general meeting of the Company’s shareholders (“AGM”), unless the appointment is renewed at such AGM. It is expressly acknowledged and understood that this appointment is contingent upon the IPO and, if the IPO does not occur, this letter of appointment shall be null and void.

1.2

Your appointment is subject to the Articles. Nothing in this letter shall be taken to exclude or vary the terms of the Articles as they apply to you as a director of the Company. The Articles require all the directors to retire annually and seek re-election at each AGM.

1.3

Continuation of your appointment is contingent on your continued satisfactory performance, re-nomination by the nomination and corporate governance committee and approval of the Board, and re-election by the shareholders and any relevant statutory provisions and provisions of the Articles relating to removal of a director. If you are not re-nominated or approved by the Board, the shareholders do not re-elect you as a director, or you are retired from office under the Articles, your appointment shall terminate automatically, with immediate effect and without further compensation.

1.4	Subject to paragraph 1.6, any term renewal is subject to the recommendation of the nomination and corporate governance committee and review and approval of the Board as well as AGM re-election.

1.5	You may be requested to serve on one or more Board committees. In such case you will be provided with the relevant terms of reference on your appointment to such a committee.

1.6

Subject to clauses 1.1(a) and 1.1(b), applicable law and conditional upon your continued compliance with the terms contained in paragraph 1.12 and for so long as (a) the ordinary shares of the Company owned by you and your Affiliates represent at least 5% of the outstanding shares of the Company (on an aggregate basis treating the Class A ordinary shares and Class B voting shares of the Company as a single class); and (b) you maintain voting control over at least 5% of the outstanding shares of the Company (on an aggregate basis treating the Class A ordinary shares and Class B voting shares of the Company as a single class), the Company will put you forward for re-election by the Company shareholders at the next two AGMs (following the date of this letter). For the purposes of this paragraph 1.6, you will be deemed to have ownership and control over trusts of which you are the primary beneficiary. For purposes of this letter, “Affiliate” of any person shall mean any person who or which, directly or indirectly, controls, or is controlled by, or is under common control with such person from time to time, and “control” (together with its correlative meanings, “controlled by” and “under common control with”) means, with respect to any other person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies of such person (through ownership of voting securities or other ownership interests, by contract or otherwise).

1.7	Notwithstanding paragraph 1.1 to paragraph 1.6, the Company may terminate your appointment with immediate effect if you have:

1.7.1	committed a material breach of your obligations under this letter, including a breach of any provision of paragraph 1.12;

1.7.2	committed any serious or repeated breach or non-observance of your obligations to the Company (which include an obligation not to breach your statutory, fiduciary and/or common-law duties);

1.7.3

been guilty of any fraud or dishonesty or acted in any manner which, in the Company’s opinion, acting reasonably, brings or is likely to bring you or the Company into disrepute or is materially adverse to the Company’s interests;

1.7.4	been convicted of an arrestable criminal offence other than a road traffic offence for which a fine or non-custodial penalty is imposed;

1.7.5

been declared bankrupt or have made an arrangement with or for the benefit of your creditors or you have a county court administration order made against you under the County Court Act 1984 or equivalent regulations in any other jurisdiction;

1.7.6	been disqualified from acting as a director;

1.7.7	not complied with the Company’s anti-corruption and anti-bribery policy and procedures;

1.7.8

been removed as a director by a shareholder resolution duly passed in accordance with the Articles or the Companies Act 2006 or, if a shareholder resolution is proposed for your re-election at an annual general meeting and is not duly passed;

1.7.9	committed an act in any manner which, in the opinion of the Board, brings any company in the Company’s group into disrepute;

1.7.10

a conflict of interest with the interests of any company in the Company’s group which the Board determines (acting reasonably, and having consulted you) cannot be resolved to the Board’s satisfaction; or

1.7.11	been absent for more than six months (whether or not an alternate director attends in your place), without special leave of absence from the Board, from Board meetings held during that period.

1.8	Upon termination of your appointment, you shall, unless agreed otherwise with the Board:

1.8.1

immediately resign, without any claim for compensation, from all offices which you may hold in the Company or any of its group companies and, in the event of any failure to do so, the Company is hereby irrevocably authorised to sign and deliver such resignation to the Board and do all things necessary to give effect to the resignation; and

1.8.2

immediately deliver to the Company, to any place the Company may reasonably nominate, all property of the Company or any of its group companies which may be in your possession or control including, without limitation, keys, security pass, and all lists of clients or customers, correspondence and all other documents, papers, memoranda, notes and records (including, where practicable, any records stored by electronic means) which may have been prepared by you or have come into your possession as a non-executive director relating to the business or affairs of the Company or any of its group companies. You shall not knowingly retain copies of confidential information.

1.9

On or following the service of notice by you for any reason to terminate your appointment, the Company may, in its sole and absolute discretion, terminate your appointment at any time and with immediate effect.

1.10

You and the Company agree that neither you nor the Company will, at any time following termination of your appointment, make to any third party any misleading, untrue or derogatory statements (whether orally or in writing) regarding the Company, its subsidiaries or Affiliates, which, for the avoidance of doubt, shall include RP Management, LLC.

1.11

If matters arise which cause you concern about your role, you should discuss these matters with the chief executive officer. If you have any concerns which cannot be resolved, and you choose to resign for that, or any other, reason, you should provide an appropriate written statement to the chief executive officer for circulation to the Board.

1.12	During your appointment, you agree, and in respect of your Affiliates you agree to use your best efforts to procure, that:

1.12.1

each of you and your Affiliates who or which now or hereafter own or have the right to vote or direct the vote of any Class A ordinary shares of the Company shall, in respect of any election of directors or at any meeting of the shareholders of the Company called expressly for the removal of directors, cause all Class A ordinary shares of the Company that you or they are entitled to vote, whether now owned or hereafter acquired, to be present for quorum purposes and to be voted in favor of any nominee or director designated by the nominating and governance committee of the Board and against the removal of any director designated by the nominating and governance committee of the Board, at all such shareholders meetings or at any adjournments or postponements thereof;

1.12.2	none of you or your Affiliates shall:

(a)

directly or indirectly, acquire (i) any equity of the Company (in addition to any equity owned by you and your Affiliates on the date hereof), excluding any acquisitions of Company equity by you or your Affiliates in one or more transactions for all periods following the date hereof which have an aggregate acquisition cost for all such transactions of up to $10,000,000 USD, or (ii) any debt or convertible securities of the Company (including any derivative, synthetic or other securities based on or related to any Company securities), or any interest therein without the prior written approval of the Board in its sole discretion;

(b)

solicit proxies or written consents of shareholders or conduct any other type of referendum (binding or non-binding) with respect to, or from the holders of, the Class A ordinary shares of the Company, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in or knowingly assist any third party in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any Class A ordinary shares of the Company (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter);

(c)

grant any proxy, consent or other authority to vote any Class A ordinary shares of the Company with respect to any matters (other than to the named proxies included in the Company’s proxy card for any annual meeting or special meeting of shareholders) or deposit any Class A ordinary shares of the Company in a voting trust or subject them to a voting agreement or other arrangement of similar effect with respect to any annual meeting except as provided in paragraph 1.12.1 above, special meeting of shareholders or action by written consent (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like);

(d)

knowingly encourage, advise or influence any other person or assist any third party in encouraging, assisting or influencing any person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter);

(e)

present at any annual meeting or any special meeting of the Company’s shareholders any proposal for consideration for action by shareholders or seek the removal of any member of the Board or, except as otherwise expressly contemplated by this letter, propose any nominee for election to the Board or seek representation on the Board;

(f)

without the prior written approval of the Board, separately or in conjunction with any other person or entity in which you or your Affiliates are or propose to be either a principal, partner or financing source or are acting or propose to act as broker or agent for compensation, propose (publicly, privately or to the Company) or effect any tender offer or exchange offer, merger, acquisition, reorganization, restructuring, recapitalization or other business combination involving the Company or a material amount of the assets or businesses of the Company or actively encourage, initiate or support any other third party in any such activity;

(g)

form or join in a partnership, limited partnership, syndicate or other group, including a “group” as defined under Section 13(d) of the Exchange Act, with respect to the Class A ordinary shares of the Company (for the avoidance of doubt, excluding any group composed solely of you and your Affiliates) or otherwise support or participate in any effort by a third party with respect to the matters set forth in this paragraph 1.12.2;

1.12.3

other than in market transactions where the identity of the ultimate purchaser is not known, none of you or your Affiliates shall sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, any Class A ordinary shares of the Company or any rights decoupled from the underlying Class A ordinary shares of the Company held by you or your Affiliates to any third party unless such sale, offer, or agreement to sell would not knowingly result in such third party, together with its Affiliates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of 5% or more of the shares of the Class A ordinary shares of the Company outstanding at such time or would increase the beneficial or other ownership interest of any third party who, together with its Affiliates, has a beneficial or other ownership interest in the aggregate of 5% or more of the Class A ordinary shares of the Company outstanding at such time, except in each case in a transaction approved by the Board in its sole discretion;

1.12.4	none of you or your Affiliates shall enter into any negotiations, agreements, arrangements or understandings with any third party with respect to the matters set forth in this paragraph 1.12; and

1.12.5

in the event of a breach of any provision of this paragraph 1.12, you agree that the Company’s obligations under paragraphs 1.1 and 1.6 shall terminate immediately and you shall promptly deliver your written resignation from the Board and any committees thereof in accordance with paragraph 1.8.

2.	Time Commitment

2.1	You will be expected to devote such time as is necessary for the proper performance of your duties.

2.2

The nature of the role makes it impossible to be specific about the maximum time commitment. You may be required to devote additional time to the Company in respect of preparation time and ad hoc matters which may arise and particularly when the Company is undergoing a period of increased activity. At certain times it may be necessary to convene additional Board, committee or shareholder meetings.

2.3

By accepting this appointment, you confirm that, taking into account all of your other commitments, you are able to allocate sufficient time to the Company to discharge your responsibilities effectively.

3.	Role and Duties

3.1

The Board as a whole is collectively responsible for the success of the Company. The Board’s role is to set the Company’s strategic aims and ensure that the necessary financial and human resources are in place for the Company to meet its objectives. The Board also reviews management performance and ensures that the Company meets its obligations to its shareholders and others. As a non-executive director you shall have the same general legal responsibilities to the Company as any other director. You are expected to perform your duties (whether statutory, fiduciary or common law) faithfully, diligently and to a standard commensurate with the functions of your role and your knowledge, skills and experience.

3.2

You shall exercise your powers in your role as a non-executive director having regard to relevant obligations under prevailing law and regulation, including the Companies Act 2006, U.S. securities laws and the listing standards of the Nasdaq Global Select Market. In addition to complying with the Company’s Articles and all other applicable Company policies, you shall have particular regard to the general duties of directors in Part 10, chapter 2 of the Companies Act 2006, including the duty to promote the success of the Company under which all directors must act in the way they consider, in good faith, would be most likely to promote the success of the Company for the benefit of its members as a whole.

3.3	Unless the Board specifically authorises you to do so, you shall not enter into any legal or other commitment or contract on behalf of the Company.

3.4

You shall be entitled to request all relevant information about the Company’s affairs as you believe is reasonably necessary to enable you to discharge your responsibilities as a non-executive director.

4.	Expenses

4.1

Expenses incurred in connection with the performance of your duties as a director, including but not limited to reasonable travel expenses, shall be reimbursed by the Company in accordance with reimbursement policies as adopted by the Board from time to time.

5.	Insurance

5.1

The Company has directors’ and officers’ liability insurance and it intends to maintain such cover for the full term of your appointment. A copy of the policy document is available from the General Counsel. The Company shall grant you a deed of indemnity against certain liabilities that may be incurred as a result of your office to the extent permitted by applicable law.

6.	Outside Interests

6.1

You have already disclosed to the Board the significant commitments you have outside your role in the Company. You must inform the chief executive officer in advance of any changes to these commitments. You must seek the Board’s agreement before accepting further commitments which might (a) give rise to a conflict of interest, (b) conflict with any of your duties to the Company, or (c) substantially affect the time that you are able to devote to your role at the Company.

6.2

It is accepted and acknowledged that you have business interests other than those of the Company and have declared any conflicts that are apparent at present. If you become aware of any further potential or actual conflicts of interest, these should be disclosed to the chief executive officer as soon as you become aware of them. The Board retains full discretion to determine whether the identified conflict is material and to take action with respect to such conflict as appropriate.

7.	Confidentiality

7.1

You acknowledge that all information acquired during your appointment is confidential to the Company and should not be released, communicated or disclosed to third parties or used for any reason other than in the interests of the Company, either during your appointment or following termination (by whatever means), without prior clearance from the chief executive officer. This restriction shall cease to apply to any confidential information which may (other than by reason of your breach) become available to the public generally.

7.2	You acknowledge the need to hold and retain Company information (in whatever format you may receive it) under appropriately secure conditions.

7.3

Nothing in this paragraph 7 shall prevent you from disclosing information which you are entitled to disclose under the Public Interest Disclosure Act 1998 or which you are required to disclose under applicable U.S. securities laws, provided that the disclosure is made in accordance with the provisions of such Act or applicable U.S. securities laws and you have complied with the Company’s policy from time to time in force regarding such disclosures.

8.	Inside Information and Dealings in the Company’s Shares

8.1

You will at all times comply with all laws, rules and regulations relating to the disclosure and use of inside information, including applicable U.S. securities laws. You will also comply with the Company’s insider trading policy, as it may be amended from time to time. You should avoid making any statements that might risk a breach of these requirements. If in doubt, please contact the chief executive officer or General Counsel.

9.	Changes to Personal Details

9.1	You shall advise the General Counsel of any change in your address or other personal contact details.

10.	Moral Rights

10.1

You hereby irrevocably waive any moral rights in all works prepared by you, in the provision of your services to the Company, to which you are now or may at any future time be entitled under Chapter IV of the Copyright Designs and Patents Act 1988, the Visual Artists Rights Act of 1990, 17 U.S.C. §106A, in the United States, or any similar provisions of law in any jurisdiction, including (but without limitation) the right to be identified, the right of integrity and the right against false attribution, and agree not to institute, support, maintain or permit any action or claim to the effect that any treatment, exploitation or use of such works or other materials, infringes your moral rights.

11.	Data Protection

11.1

The Company is committed to protecting your data and in the course of your duties to the Company it will be necessary for the Company to collect and retain information about you. The Company will do so in accordance with its data protection and privacy / confidential information policy. With your explicit consent, the Company may collect sensitive personal data, which is known as special categories of personal data under the European Union’s General Data Protection Regulation (Regulation (EU) 2016/679) and the Data Protection Act 2018, as applicable and as in force from time to time. Examples include your race or ethnicity, religious beliefs, sexual orientation and political opinions, trade union membership, health and sickness records.

11.2

The Company may make such information available to any of its group companies, those who provide products or services to the Company or any company in the Company’s group (such as advisers and payroll administrators), regulatory authorities and governmental or quasi-governmental organisations. You consent to the transfer of such information to the Company (or any of its group companies) outside the European Economic Area, in particular to the United States, and even where the country or territory in question does not maintain adequate data protection standards, in each case in the manner and for the purposes described in the Company’s data protection and privacy / confidential information policy, privacy notices and any other applicable policies.

11.3

You shall comply with the Company’s data protection and privacy / confidential information policy, compliance manual, anti-corruption and anti-bribery policy, privacy notices and any other applicable policies, copies of which are available from the Company’s General Counsel.

12.	Third Party Rights

12.1	No third party shall have any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this letter.

13.	Entire Agreement

13.1

This letter and any document referred to in it constitutes the entire terms and conditions of your appointment and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between you and the Company, whether written or oral, relating to its subject matter.

13.2

You and the Company agree that neither party shall have any remedies in respect of any representation, assurance or warranty (whether made innocently or negligently) that is not set out in this letter and neither you nor the Company shall have any claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this letter.

14.	Assignment

14.1	You may not assign or otherwise transfer all or any of your rights and obligations under this letter without the prior written consent of the Company.

15.	Counterparts

15.1	This letter may be executed in any number of counterparts, each of which shall constitute an original of this letter agreement, but all the counterparts shall together constitute the same agreement.

16.	Severability

16.1

In the event that any part of this letter shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this letter shall remain in full force and effect to the fullest extent permitted by law.

17.	Amendment

17.1	No amendment or variation of this letter shall be effective unless it is in writing and signed by you and the Company (or respective authorised representatives).

18.	Governing Law and Jurisdiction

18.1

Your appointment with the Company and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales and you and the Company irrevocably agree that the courts of England and Wales shall have non-exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this appointment or its subject matter or formation (including non-contractual disputes or claims).

Please indicate your agreement and acceptance of these terms by signing and returning the attached copy of this letter to George Lloyd, General Counsel.

Yours sincerely

/s/ Pablo Legorreta
Pablo Legorreta
Director

For and on behalf of Royalty Pharma plc

I confirm and agree to the terms of my appointment as a non-executive director of Royalty Pharma plc as set out in this letter.

/s/ M. Germano Giuliani

Signed on June 9, 2020

by M. Germano Giuliani